Exhibit 10.1 Employment Agreement

EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of January 1, 2005, by and between Heritage Oaks Bank, a California state chartered bank (“Bank”), Heritage Oaks Bancorp, a California corporation (“Bancorp”) and Lawrence P. Ward (“Executive”).

WHEREAS, the Bank and Bancorp wish to employ Executive as their respective President and Chief Executive Officer as specified herein and to benefit from Executive's services for the period provided in this Agreement, and Executive wishes to serve in such positions on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of the Bank and Bancorp determined that the best interests of the Bank and Bancorp would be served by Executive's employment with the Bank and Bancorp under the terms of this Agreement;

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Definitions.

(a) "Agreement" means this employment agreement and any amendments hereto complying with Section 20(a) hereof.

(b) "Board" means the Board of Directors of the Bank and/or the Board of Directors of Bancorp as the context requires.

(c) "Cause" means:

(i)   Executive's personal dishonesty, incompetence or willful misconduct;

(ii)   Executive's breach of fiduciary duty involving personal profit;

(iii)   Executive's intentional failure to perform Executive's duties for the Bank or Bancorp after a written demand for performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

(iv)   Executive's willful violation of any law, rule, regulation or final cease and desist order (other than traffic violations or similar minor offenses) to the extent detrimental to the Bank's or Bancorp’s business or reputation;

(v)   Executive engages, or is alleged to have engaged, in activity which, in the opinion of the Board, could materially adversely affect the Bank’s or Bancorp’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board, in good faith; or

(vi)   Executive's material breach of any provision of this Agreement.

(d) "Change in Control" means a change of control of the Bank or Bancorp of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not Bancorp is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

(i)   there is a transfer, voluntarily or by hostile takeover, by proxy contest (or similar action), operation of law, or otherwise, of Control of Bancorp;

(ii)   any Person is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act or any successor provisions thereof), directly or indirectly, of securities of the Bank (except for Bancorp) or securities of Bancorp representing 25% or more of the respective voting power of the Bank's or Bancorp’s then outstanding securities;

(iii)   the individuals who were members of Bancorp’s Board immediately prior to a meeting of the shareholders of Bancorp, which meeting involves a contest for the election of directors, do not constitute a majority of the Board following such meeting or election;

(iv)   a merger or consolidation of Bancorp (in which Bancorp is not the surviving entity and in which the shareholders of Bancorp immediately prior to such merger or consolidation do not own a majority of the outstanding voting stock of such merged or consolidated entity immediately after such merger or consolidation), or sale of all or substantially all of the assets of the Bank or Bancorp; or

(v)   there is a change, during any period of two consecutive years, of a majority of Bancorp’s Board as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

(e) "Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) "Control” means the possession, direct or indirect, by any Person or "group" (as defined in Section 13(d) of the Securities Exchange Act) of the power to direct or cause the direction of the management policies of the Bank or Bancorp, whether through ownership of voting securities, by contract or otherwise, and in any case means the ability to determine the election of a majority of the directors of the Bank or Bancorp.

(g) "Disability" means physical or mental illness resulting in Executive's absence on a full-time basis from Executive's duties with the Bank or Bancorp for 180 calendar days, subject to the procedure described in Section 7(a).

(h) "Expiration" means the termination of this Agreement (including Executive's employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(i) "Person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(j) "Resign for Good Reason" or "Resignation for Good Reason" has the meaning found in Section 7(e).

(k) “Salary Continuation Agreement” means the Executive Salary Continuation Agreement by and between Executive and the Bank dated as of March 7, 2001 as the same may be amended from time to time.

(l) "Term" means the initial term of this Agreement and any extensions hereof, as provided in Section 4, whether prior to or following a Change in Control.

(m) "Termination" or "Terminate(d)" means the termination of Executive's employment hereunder for any of the following reasons unless the context indicates otherwise:

(i)   Retirement by Executive;

(ii)    Death of Executive;

(iii)    Disability;

(iv)    Expiration;

(v)    Resignation for Good Reason;

(vi)    Resignation other than Resignation for Good Reason;

(vii)    Termination Without Cause; and

(viii)    Termination for Cause.

(n) "Termination Without Cause" or "Terminate(d) Without Cause" means the cessation of Executive's employment hereunder for any reason except:

(i)   A resignation by Executive;

(ii)   Termination for Cause;

(iii)   Retirement;

(iv)   Disability;

(v)   Death; or

(vi)   Expiration.

2.   Employment.   Notwithstanding any other provision to the contrary contained herein, it is agreed by the parties hereto that the Executive’s employment by the Bank and Bancorp hereunder shall be at-will, and that the Bank or Bancorp may at any time elect to terminate this Agreement and Executive’s employment for any reason by action of its Board the affirmative vote of at least a majority of the authorized number of its directors. In this Agreement, notwithstanding the foregoing, in the event of any Termination Without Cause pursuant to Section 7 of this Agreement, all severance and other benefits provided for in Section 8 of this Agreement shall be provided by the Bank to the Executive and no severance or other benefits shall be due or owing Executive by Bancorp.

3.   Position and Responsibilities.   The Executive shall serve as President and Chief Executive Officer of the Bank and Bancorp as specified herein, and subject to the provisions of Section 5 below, shall have such responsibilities, duties and authority set forth in the Articles of Incorporation and Bylaws of the Bank and Bancorp, respectively, and as are generally associated with such positions and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority.

4.   Term of Agreement.   Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive's employment shall be deemed to have commenced as of January 1, 2005, and shall continue for an initial term of three (3) calendar years thereafter, expiring on December 31, 2007, unless extended as provided herein. The initial term shall automatically be extended for an additional one (1) full calendar year without further action by the parties on January 1, 2006, and on each succeeding January 1 thereafter, such that as of each such January 1, this Agreement shall have a remaining term of three (3) calendar years. Each party, Bank, Bancorp or Executive, may stop an automatic calendar year extension, however, by serving written notice ("Notice of Non-Renewal") upon the other within 90 calendar days prior to January 1, 2006, or within 90 calendar days prior to January 1 of any succeeding year, as the case may be, of such party's intention that this Agreement shall expire at the end of such Term. In the event the Bank or Bancorp retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation and upon such terms as the parties may then agree, subject to termination at any time with or without cause, and without liability. If the Bank or Bancorp does not retain Executive as an employee after the Expiration of the Term, Executive's employment shall cease without further liability of the parties to each other. Executive's employment shall also terminate, and the Term of this Agreement will expire, upon Executive's resignation (unless resignation is for Good Reason after a Change in Control), retirement, death or Disability, or upon Executive's Termination for Cause or Termination Without Cause.

5.   Duties.

(a)   The Bank or Bancorp and Executive hereby agree that, subject to the provisions of this Agreement, the Bank or Bancorp shall employ Executive, and Executive shall serve the Bank and Bancorp (from date of appointment) as President and Chief Executive Officer for the Term of this Agreement.

(b)   During the Term hereof, Executive shall devote substantially all of his or her business time, attention, skill and efforts to the faithful performance of the business of the Bank and Bancorp to the fullest extent necessary to properly discharge his or her duties and responsibilities hereunder. Executive's position and duties with the Bank and Bancorp shall be as identified from time to time by the Boards of Directors of the Bank and Bancorp. Further, with the prior approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with the Bank and Bancorp and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement. Subject to the provisions of the Bank’s and Bancorp’s code of conduct, nothing contained herein will be deemed to limit the ability of Executive to make passive investments.

(c)   In addition, to the extent permitted by law and consistent with the oversight responsibilities of the Board of Directors , Executive shall have the full authority and support of the Board of Directors to hire and fire all officers and employees of the Bank and Bancorp from time to time.

(d)   Further, Executive shall have the full authority of the Bank and Bancorp and the Board to execute contracts, leases and other related documents for the purchase of capital equipment and improvements, provided such expenditures and obligations are contained in and within the respective annual budgets for the Bank and Bancorp, which has been adopted or approved by the Boards of Directors.

6.   Salary, Bonus Payments and Related Matters.

(a)   Salary.   During the period of the Executive's employment as President and Chief Executive Officer hereunder, the Bank shall pay to the Executive a base salary of Two Hundred and Forty-Nine Thousand Six Hundred Dollars ($249,600). All base salary of Executive shall be payable at regular intervals in accordance with the Bank's normal payroll practices now or hereafter in effect. Executive's salary shall be reviewed at least annually by the Board or a committee designated by the Board and shall be adjusted based upon Executive's job performance and the Bank's financial condition and performance. The first such salary review shall be undertaken no later than January 1, 2006 and completed no later than March 31, 2006. If there is a Change in Control, Executive's salary shall not be less than Executive’s annual salary for the year immediately preceding the Change in Control. It is agreed to by Bank, Bancorp and Executive that all compensation earned and payable to Executive under this Agreement be paid by Bank and not by Bancorp.

(b)   Bonuses.   Executive may receive certain annual bonus compensation during the Term of this Agreement as follows:

(i)   1997 Bonus Plan. During each year of the Term, Executive shall be eligible to participate in the 1997 Bonus Plan and to receive a bonus from such bonus plan in an amount to be determined by the Board’s compensation committee.

(ii)   Discretionary Bonus. Executive may also, in the discretion of the Board, receive an additional bonus based on individual merit and performance. The amount of this bonus, if any, in any such year shall be determined by the Board, in its sole discretion.

(c)   Expenses.   During the period of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank.

(d)   Employee Benefits and Perks.   During the period of the Executive's employment hereunder, the Executive shall be entitled to participate in all employee benefits plans or arrangements of the Bank or Bancorp on the same basis as other employees of the Bank including, without limitation, plans or arrangements providing medical insurance, dental insurance, life insurance, disability insurance, sick leave, or retirement. Executive shall also be entitled to (i) the use of a Bank owned automobile to be replaced at the discretion of the Board, (ii) the use of the Bank provided credit card(s), car telephone(s), pager(s) and such other perks (if such is (are) being so provided) upon the terms and conditions previously in effect, and (iii) the reimbursement for the premiums paid by Executive on the life insurance policy and the disability insurance policy identified on Exhibit A hereto. Executive shall also be entitled to 20 days paid vacation for each year of the Term. Executive shall comply with Bank’s standard employee policies and practices in scheduling and taking vacations.

7.   Termination.

(a)   Resignation, Retirement, Death or Disability.   Executive's employment hereunder shall cease at any time by Executive's resignation (other than a resignation for Good Reason as provided in Section 7(e)), or by Executive's retirement, death or Disability. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within 30 days after a written notice of proposed Termination for Disability is given to Executive by the Bank and Bancorp, Executive has not returned to the full-time performance of his duties, the Bank and Bancorp may end Executive's employment by giving written notice of Termination for Disability. Such notice may be given by the Bank and Bancorp following Executive's absence from Executive's duties by reason of physical or mental disability for one hundred and fifty (150) consecutive calendar days.

(b)   Termination for Cause.   Executive's employment shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board's finding of conduct by Executive amounting to Cause for such termination. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof; provided, however, that after a Change in Control, such resolution may be adopted only by the affirmative vote of not less than a majority of a committee composed of at least three (3) disinterested outside directors of the Bank and Bancorp. In the absence of at least three (3) disinterested outside directors, a determination of Cause shall be submitted to and made by an arbitrator(s) pursuant to Section 19 hereof.

(c)   Termination Without Cause.   Executive's employment may be terminated Without Cause pursuant to this Section 7(c) upon 30 days' notice for any reason, subject to the payment of all amounts required by Section 8 hereof.

(d)   Expiration.   Executive's employment shall cease, or shall continue on an at-will basis as provided in Section 4 hereof, upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(e)   Resignation for Good Reason.   Following a Change in Control during the Term hereof, Executive may, under the following circumstances, regard Executive's employment as being constructively terminated by the Bank or Bancorp (and in such case Executive's employment shall terminate) and may, therefore, Resign for Good Reason within 90 days of Executive's discovery of the occurrence of one or more of the following events, any of which shall constitute "Good Reason" for such Resignation for Good Reason:

(i)   Without Executive's express written consent, the assignment to Executive of any duties materially inconsistent with Executive's position, duties, responsibilities and status with the Bank immediately prior to the Change in Control, or any subsequent removal of Executive from or any failure to re-elect him to any such position;

  (ii)   Without Executive's express written consent, the termination and/or material reduction in Executive's facilities (including office space and general location) and staff reporting and available to Executive immediately prior to the Change in Control;

(iii)   A material reduction (ten percent or greater) by the Bank of Executive's base salary or of any bonus compensation applicable to him as in effect immediately prior to the Change in Control;

(iv)   A failure by the Bank to maintain any of the employee benefits and perks to which Executive was entitled immediately prior to the Change in Control at a level substantially equal to or greater than the value of those employee benefits and perks in effect immediately prior to the Change in Control; or the taking of any action by the Bank which would materially affect Executive's participation in or reduce Executive's benefits under any such benefits or ‘perks’ plans, programs or policies, or deprive Executive of any material fringe benefits enjoyed by him immediately prior to the Change in Control;

(v)   The Bank or Bancorp requiring Executive to be based anywhere other than San Luis Obispo county, except for required travel on the Bank's or Bancorp’s behalf to an extent substantially consistent with Executive's present business travel obligations;

(vi)   Any purported Termination of Executive's employment by the Bank or Bancorp other than those effected in good faith pursuant to Sections 7(a) and 7(b);

(vii)   The failure of the Bank or Bancorp to obtain the assumption of this Agreement by any successor; or

(viii)   Receipt by Executive of a Notice of Non-Renewal.

(f)   Supervisory Suspension.   If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's or Bancorp’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank's or Bancorp’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(g)   Regulatory Removal.   If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's or Bancorp’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank and Bancorp under this Agreement shall terminate as of the effective date of the order.

8.   Payments to Executive Upon Termination.

(a)   Death, Disability or Retirement.   In the event of Termination of this Agreement due to Executive's death, Disability or retirement, Executive or Executive's spouse and/or estate shall be entitled to (i) all benefits generally available to Bank and Bancorp employees, or their spouses and/or estates, as of the date of such death, Disability or retirement and (ii) the benefits provided in Executive’s Salary Continuation Agreement.

(b)   Resignation Without Good Reason or Expiration.   In the event of Executive's resignation (other than a Resignation for Good Reason), or upon Expiration, the Bank and Bancorp shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c)   Termination for Cause.   In the event Executive is Terminated for Cause, the Bank or Bancorp shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(d)   Termination Without Cause Prior to a Change in Control.   Upon the occurrence of a Termination Without Cause prior to a Change in Control, as severance pay and in lieu of damages for breach of this Agreement, the Bank on its behalf and on behalf of Bancorp shall pay to Executive commencing on the first day of the seventh month following Executive’s termination and on the first day of the next 11 successive months a payment equal to Executive’s monthly base salary then in effect, less applicable state and federal withholdings. During the 12 month period during which Executive would receive payments pursuant to this provision, Executive shall also be entitled to the continuation of insurance and other benefits as set forth herein; provided, however, (i) such benefits shall not include participation in the 1997 Bonus Plan and (ii) such insurance benefits shall be provided only to the extent permissible under applicable policies.

(e)   Termination Without Cause or Resignation for Good Reason, After a Change in Control.   If in the 24 month period following a Change in Control, Executive (i) Resigns for Good Reason or (ii) is otherwise Terminated Without Cause, the Bank and Bancorp shall pay to Executive, in the aggregate, a lump sum payment equal to (A) 24 months base salary then in effect and (B) two times the amount of Executive’s bonus for the year preceding the Change in Control. Such lump sum shall be paid not later than the tenth (10th) day of the seventh month following the date of Termination Without Cause or a Resignation for Good Reason. The parties acknowledge that the foregoing payment is for services to be rendered in the event of a Change in Control over and above those normally and reasonably expected of the Executive.

(f)   Source of Payments.   All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(g)   Consistent Returns.   The Bank, Bancorp and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank nor Executive will file any returns or reports which take a contrary position.

(h)   Reduction or Limitation on Payments.

(i)   Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or Resignation For Good Reason or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank or Bancorp would constitute a "parachute payment" (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that (A) the parties acknowledge that the foregoing payment is for services to be rendered in the event of a Change in Control over and above those normally and reasonably expected of the Executive, and (B) the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s and Bancorp’s independent auditors or if such firm is no longer providing tax services to Bank or Bancorp to such other tax advisor as shall be mutually acceptable to Bank, Bancorp and Executive, and such determination shall be conclusive and binding on the Bank, Bancorp and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii)   This Agreement, and any payments or benefits hereunder, are made expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. §1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Bank or Bancorp. Employee acknowledges that he understands the sections of law and regulations cited above and that the Bank’s and Bancorp’s obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Bank or Bancorp.

(i)   Sole Remedy.   The receipt of the amounts described in this Section 8 shall constitute Executive’s sole remedy for breach of this Agreement against the Bank or Bancorp and its respective officers, directors, employees and agents.

  9.  Nondisclosure of Confidential Information.   Executive acknowledges that, in the course of employment with the Bank and Bancorp, Executive will have access to confidential information. “Confidential Information” includes, but is not limited to, information about the Bank and Bancorp, its affiliates and its customer, pricing information, financing arrangements, research materials, manuals, computer programs, formulas, techniques, data, marketing plans and tactics, technical information, lists of asset sources and customers, the processes and practices of the Bank and Bancorp, and their affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Bank and Bancorp, or their affiliates as confidential or that Executive knows or should know is confidential. Confidential Information also includes information provided by third parties that the Bank and Bancorp, or their affiliates are obligated to keep confidential; and all other proprietary information of the Bank and Bancorp, or their affiliates. Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Bank and Bancorp or their affiliates, as applicable, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by the Bank and Bancorp. Executive agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Bank and Bancorp or their affiliates, as applicable, both during his employment with the Bank and Bancorp and after his employment has ended. Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by Executive for the Bank and Bancorp. Executive agrees to exercise the highest degree of care in safeguarding Confidential Information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Bank and Bancorp or their affiliates to ensure maintenance of the confidentiality of the Confidential Information. Executive agrees that, unless compelled by law, Executive shall not, during or after employment with the Bank and Bancorp, make any comments or other communications contrary to the interests of, or disparaging the goodwill or reputation of, the Bank and Bancorp, their business or any of their products, services, controlling persons, affiliates, officers, directors, or executives. Executive agrees, in addition to the specific covenants contained herein, to comply with all of Bank’s and Bancorp’s policies and procedures for the protection of Confidential Information.

10.    Exclusions.   Paragraph 9 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Bank or Bancorp to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Executive as documented by written records which predate Executive’s employment with the Bank but that was not subject to any obligation of confidentiality; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Executive after termination of his employment.

  11.  Confidential, Proprietary and Trade Secret Information of Others.   Executive represents and warrants that he is not under any pre-existing obligation that conflicts or is in any way inconsistent with the provisions of this Agreement. Executive represents and warrants that he has not granted any rights or licenses to any intellectual property or technology that would conflict with Executive’s obligations under this Agreement. Executive further represents and warrants that he has disclosed to the Bank and Bancorp any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive’s employment by the Bank and Bancorp will not require Executive to breach any such agreement. Executive will not disclose protected confidential information of third parties to the Bank or Bancorp nor induce the Bank and Bancorp to use any such protected confidential information received from another under an agreement or understanding prohibiting such use or disclosure.

  12.  No Unfair Competition.   Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Bank’s or Bancorp’s Confidential Information obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with the Bank or Bancorp either during the Term or at any time thereafter.

  13.  Ownership of Copyrights.   Executive agrees that all original works of authorship not otherwise within the scope of Paragraph 14 that are conceived or developed during Executive’s employment with the Bank, either alone or jointly with others, if on the Bank’s or Bancorp’s time, using Bank or Bancorp facilities, or relating to the Bank and Bancorp are “works for hire” to the greatest extent permitted by law and shall be owned exclusively by the Bank and Bancorp, and Executive hereby assigns to the Bank or Bancorp all of Executive’s right, title, and interest in all such original works of authorship and mask works. Executive agrees that the Bank and Bancorp shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Bank and Bancorp reasonably determines to be necessary or convenient for establishing in the Bank’s or Bancorp’s name the copyright to any such original works of authorship. Executive shall claim no interest in any inventions, copyrighted material, patents, or patent applications unless Executive demonstrates that any such invention, copyrighted material, patent, or patent application was developed before he began any employment with the Bank or Bancorp. This provision is intended to apply only to the extent permitted by applicable law.

14.  Ownership of Records.   Any written record that Executive may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship or mask works made by Executive, alone or jointly with others, in the course of Executive’s employment with the Bank and Bancorp shall remain the property of the Bank and Bancorp. Executive shall furnish the Bank and Bancorp any and all such records immediately upon request.

15.  Return of Bank’s Property and Materials.   Upon termination of employment with the Bank and Bancorp, Executive shall deliver to the Bank and Bancorp all Bank and Bancorp property and materials that are in Executive’s possession or control, including all of the information described as Confidential Information in Paragraph 9 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, original works of authorship, or mask works of the Bank or Bancorp.

16.   Waivers not to be Continued.   Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as consent to any subsequent breach by the other party.

17.   Notices.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A.	If to the Bank, to:

Heritage Oaks Bank
545 12th Street
Paso Robles, California 93446
Attn: Chairman of the Board

B.    If to Bancorp, to:

Heritage Oaks Bancorp
545 12th Street
Paso Robles, California 93446
Attn: Chairman of the Board

C.    If to Executive, to:

Lawrence P. Ward
c/o Heritage Oaks Bank
545 12th Street
Paso Robles, California 93446

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

18.   Indemnification.   To the maximum extent and when permitted by applicable law, the Articles of Incorporation and Bylaws of Bank and Bancorp, respectively, and resolutions of the Boards of Directors of the Bank and Bancorp in effect from time to time (except as limited below), the Bank and Bancorp shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank or Bancorp including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. In the event there is any conflict between the provisions governing indemnification for the Bank or Bancorp, it is intended by the parties that the broadest protections of each be afforded to Executive. However, the Bank and Bancorp shall have not duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been finally adjudged to be liable to the Bank or Bancorp in the performance of his duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Bank and Bancorp shall endeavor to maintain Directors and Officers Liability Insurance to indemnify and insure the Bank, Bancorp and Executive from and against the aforesaid liabilities. The provisions of this Section 18 shall apply and inure to the benefit of the estate, executor, administrator, heirs, legatees or devisees of Executive.

19.   Arbitration.   The parties agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any way related to Employee’s employment with or separation from the Bank or Bancorp, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association (“AAA”) in Fresno, California. Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except for such disputes where Employee asserts a claim under a state or federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA. In disputes where Employee asserts a Statutory Claim against the Bank, Employee shall be required to pay only the AAA filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Bank shall pay the balance of the arbitrator’s fees and administrative costs. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and AAA. In disputes where the Employee asserts a Statutory Claim, reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. Employee understands that arbitration is in lieu of any and all other civil legal proceedings and that he is waiving any right he may have to resolve disputes through court or trial by jury.

20.   General Provisions.

(a)   Entire Agreement.   This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, including but not limited to Executive’s Employment Agreement dated as of February 1, 2004. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Bank, Bancorp and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b)   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c)   Headings.   The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(d)   Severability.   If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(e)   Governing Law.   This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(f)   Assumption. The Bank and Bancorp shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of the Bank or Bancorp to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Bank or Bancorp would be required to perform it if no such succession had taken place.

(g)   Advice of Counsel.   Executive acknowledges that he has been encouraged to consult with legal counsel of his choosing concerning the terms of this Agreement prior to executing this Agreement. Executive acknowledges that this Agreement has been prepared by Reitner & Stuart, which has served as counsel to the Bank and Bancorp in this matter and not as counsel to Executive. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	HERITAGE OAKS BANK

/s/ Margaret Torres	By:/s/ Gwen Pelfrey
Witness	Its: Chief Administrative Officer
Print Name: Gwen Pelfrey

HERITAGE OAKS BANCORP

/s/ Dee Lacey	By:/s/ B.R. Bryant
Witness	Its: Chairman
Print Name: B.R. Bryant

THE EXECUTIVE

/s/ Merle Miller	/s/ Lawrence P. Ward
Witness	Lawrence P. Ward
President/Chief Executive Officer